CODE OF ETHICS

A.    INTRODUCTION

This Code of Ethics (“Code”) of Mountaineer has been adopted pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. It sets forth the standards of business conduct expected of Access Persons of Mountaineer (all employees of Mountaineer) and reflects Mountaineer’s fiduciary obligations to its Advisroy Clients, including each private fund for which Mountaineer serves as investment adviser and each Registered Fund. It also sets forth policies and procedures that are designed to ensure that persons subject to this Code (i.e. all employees of Mountaineer) do not use any investment-related information of any Advisory Client for personal gain or in a manner detrimental to the interests of such client.

High ethical standards are essential for the success of Mountaineer and to maintain the confidence of its clients. Mountaineer is of the view that the long-term business interests are best served by adherence to the principle that the Advisory Clients’ interests come first. Mountaineer has a fiduciary duty to the Advisory Clients it manages, which requires individuals associated with Mountaineer to act solely for the benefit of the Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of Mountaineer’s fiduciary obligations to the Advisory Clients and Mountaineer’s desire to maintain its high ethical standards, Mountaineer has adopted this Code, which contains provisions designed to seek to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Mountaineer or securities holdings of the Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Clients. In addition, it should be noted that the Code requires all Access Persons of Mountaineer to comply with applicable Federal Securities Laws. If there are any questions as to what Federal Securities Laws are applicable to Mountaineer, please see the Chief Compliance Officer. Failure to adhere to Federal Securities Laws, state securities laws and other applicable regulations could expose an Access Person to sanctions imposed by Mountaineer, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension/termination of employment or criminal and civil penalties.

Access Persons must promptly report to the Chief Compliance Officer any violation of this Code.

Mountaineer’s goal is to allow its Access Persons to engage in certain personal securities transactions while protecting the Advisory Clients, Mountaineer and its Access Persons. It should be noted that all Access Persons are required to obtain pre-clearance before engaging in transactions and are restricted from engaging in discretionary personal trading of individual equities and corporate bonds, in unmanaged accounts. Notwithstanding the foregoing, Access Persons may (but will not be obligated to) sell existing positions in unmanaged personal accounts subject to applicable restrictions and approval requirements set forth below. Access Persons are permitted to invest in mutual funds, municipal bonds, exchange traded funds (“ETFs”), dividend reinvestment programs of existing securities, hedge funds, master limited partnerships (organized as exchange-traded or as funds) and other similar pass-through investments  (collectively, “MLPs”), brokerage accounts managed professionally with no input or direction whatsoever from the Access Person (“Broker-Managed Accounts”), and/or other accounts managed on a fully discretionary basis by a money manager and over which the Access Person has no direct or indirect influence or control (“Professionally-Managed Accounts”, and together with “Broker-Managed Accounts”, collectively, “Third Party Managed Accounts”). The Chief Compliance Officer will determine, on a case-by-case basis, whether an account or transaction qualifies for any of the foregoing exceptions. Third Party Managed Accounts can be opened or maintained subject to (i) prior written certification from the broker that the employee exercises no direct or indirect influence or control over the accounts and (ii) submission of the investment management agreement(s).

Adherence to the Code and the restrictions on personal investing is considered a basic condition of employment for all Access Persons. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer, who may consult with and rely upon the advice of Mountaineer’s outside legal counsel.

B.         APPLICABILITY OF CODE OF ETHICS

(1)                            Personal Accounts of Access Persons. This Code applies to all Personal Accounts of all Access Persons where Reportable Securities (as defined herein) are held and includes any account in which an Access Person has any direct or indirect beneficial ownership. A Personal Account also includes an account maintained by or for:

(a)              Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(b)              Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(c)               Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(d)              Any trust or other arrangement which names the Access Person as a beneficiary; and

(e)               Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon receipt of this Code of Ethics, each Access Person will be required to provide a comprehensive list of all Personal Accounts to Mountaineer’s Chief Compliance Officer.

(2)                            Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

(3)                            Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(4)                                 Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code unless the Solicitor/consultant, as part of his or his duties on behalf of Mountaineer, (i) makes or participates in the making of investment recommendations for the Advisory Clients, or (ii) obtains information on recommended investments for the Advisory Clients.

(5)                                 Client Accounts. A client account includes any account managed by Mountaineer which is not a Personal Account.

(6)                                 Accounts of Access Persons’ Spouse or Child. An account managed by an Access Person’s spouse or child in connection with such spouse’s or child’s employment as a member or portfolio manager of an investment adviser will not be deemed to be a Personal Account subject to the Code. The activities in such spouse’s or child’s capacity as a member or portfolio manager are not subject to the trading, pre-clearance and reporting requirements applicable to Personal Accounts pursuant to the Code. The Access Person will be required to execute an acknowledgment, attached as Form 6, to certify to such relationship on an annual basis or earlier when necessary.

C.                               RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

(1)                                      General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for their Personal Account is not subject to a restriction or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions herein.

(2)                                      Holdings List, Restricted List and Watch List: Each Access Person is strictly prohibited from trading in the securities of issuers that are included on the “Holdings List” “Watch List” and “Restricted List”.

•                  Issuers on the Holdings List include the issuers of securities that the Advisory Clients currently hold.

•                  The Watch List contains the names of issuers that are being researched by Mountaineer for potential investment. Investment personnel are required to notify the Chief Compliance Officer immediately upon commencing research of an issuer AND upon terminating research of an issuer. Issuers will be added to or removed from the Watch List in the sole discretion of the Chief Compliance Officer.

•                  Issuers on the Restricted List include the issuers of securities that Mountaineer has come into contact with material non-public information.

The Holdings List, Watch List and Restricted List will be distributed to all Access Persons on not less than a monthly basis. To the extent that an Access Person owns a security of an issuer prior to that issuer being added to the Holdings List, Watch List or Restricted List, the Access Person may not conduct transactions in such security until the issuer is no longer included on the any of the three lists.

(3)           Pre-clearance of Transactions in Personal Account: Before engaging in a transaction in their Personal Account, all Access Persons must obtain the prior written approval of the Chief Compliance Officer not more than 5 days prior to the transaction. The pre-

clearance requirement stated above shall not apply to an employee’s transactions in open-end mutual funds, municipal bonds, ETFs, dividend reinvestment programs of existing securities, or for any securities transactions that are effected in Third Party Managed Accounts with no input or derection for an Access Person.

A request for pre-clearance must be made by submitting a completed Pre-Clearance Form to the Chief Compliance Officer in advance of the contemplated transaction. A Sample Pre-Clearance Form is attached as Form 1. All approved trades must be executed no later than 5:00 PM EST on the business day immediately following the date preclearance is granted with respect to transactions in publicly-offered securities and 14 days with respect to transactions in privately-offered securities (i.e., hedge fund investments), subject to waiver by the Chief Compliance Officer in his sole discretion.

D.         REPORTING REQUIREMENTS

Mountaineer requires Access Persons to provide periodic reports regarding transactions and holdings in any Reportable Security, as defined below. All Access Persons are required to submit to the Chief Compliance Officer the following reports:

(1)                                           List of Personal Accounts - Access Persons are required to provide the Chief Compliance Officer with a list of Personal Accounts when submitting their Initial Holdings Report. For each Personal Account, the Access Person must disclose the following information:

(a)         Brokerage account name (and each bank account used which is substantially the same as a brokerage account);

(b)         Account number; and

(c)          Name of each firm through which securities transactions are directed with respect to all accounts in which the Access Person may have Beneficial Ownership.

Access Persons should use the form provided in Form 2 to disclose such information.

Access Persons must submit their Initial Holdings Report within 10 days of his or her employment commencement date. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to such employment date.

Each Access Person must arrange for its brokerage firms and other investment representatives to place Mountaineer (Attention: Chief Compliance Officer) as an interested party on its accounts to receive a copy of monthly statements (or quarterly statements, if monthly statements are not provided) for all trading activity. If an Access Person has an account at a brokerage firm that does not mail its clients hard copy account statements, the Access Person must print out the account statement from the brokerage firm’s website and submit them to the Chief Compliance Officer at least quarterly. Account statements must be received by the Chief Compliance Officer within 30 days after the end of the relevant quarter. Notwithstanding the foregoing, Access Persons need not arrange for Mountaineer to receive copies of account statements for accounts that only hold non-Reportable Securities such as open-end mutual funds, 529 college accounts and Dividend Re-Investment Plans.

(2)                     Annual Holdings Reports - No later than 30 days after each calendar year end, each Access Person must submit a written holdings report (the “Annual Holdings Report”).

Access Persons should use the form of Annual Holdings Report contained in Form 3 to this Code. The information contained in the Annual Holdings Report must be current as of a date not more than 3015 days prior to the date the report was submitted.

(3)                                 Quarterly Transaction Reports - Access Persons must also provide Quarterly Transaction Reports. Such Quarterly Transaction Reports must meet the following requirements:

(a) Timing Requirements Access Persons must submit a Quarterly Transaction Report no later than 30 days after the end of each quarter.

Access Persons should use the form of Quarterly Transaction Report provided in Form 4 to this Code.

(4)                                 Definition of Reportable Security — For purposes of the reporting requirements, a Reportable Security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the 1940 Act’, EXCEPT that it does NOT include:

(a)              Direct obligations of the Government of the United States;

(b)              Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(c)               Shares issued by money market funds;

(d)              Shares issued by open-end mutual funds: and

(e)               Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

PLEASE NOTE, SUCH EXEMPTION DOES NOT APPLY TO ANY EXCHANGE-TRADED FUNDS (“ETFs”). ETFs ARE DEEMED BY MOUNTAINEER FOR PURPOSES OF THIS POLICY TO BE REPORTABLE SECURITIES.

E.         Protection of Material Non-Public Information About Securities/ Investment Recommendations

In addition to other provisions of the Code, Access Persons should note that Mountaineer has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) the Advisory Clients. As such, Access Persons generally should not share such information outside of Mountaineer. Notwithstanding the foregoing, Access Persons and Mountaineer may provide such information to persons or entities providing services to Mountaineer or the Advisory Clients where such information is required to effectively provide the services in question. Examples of such persons or entities are:

(1) Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

•      brokers;

•      accountants or accounting support service firms;

•      custodians;

•      transfer agents;

•      bankers; and

•      lawyers.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Mountaineer, please see the Chief Compliance Officer, who may consult with and rely upon the advice of Mountaineer’s outside legal counsel as needed.

F.         Oversight of Code of Ethics

(1)                                      Acknowledgement/Reporting. All Access Persons are required to sign and acknowledge their familiarity with the provisions of this Code (and related Insider Trading Policy) by signing the form of acknowledgment attached as Appendix A on an annual basis. In addition, any situation that may involve a conflict of interest or other possible violation of this Code must be promptly reported to the Chief Compliance Officer who must report it to the senior management of Mountaineer.

(2)                                      Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts are reviewed on a regular basis and compared to transactions entered into by Advisory Clients. Any transactions that are believed to be a violation of this Code will be reported promptly to the Chief Compliance Officer who must report them to executive management of Mountaineer.

(3)                                      Sanctions. Senior management of Mountaineer, at their discretion, will consider reports made pursuant to the above requirements and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment with Mountaineer, or criminal or civil penalties.

G. Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

H.        Required Records

The Chief Compliance Officer shall maintain or cause to be maintained at Mountaineer’s principal place of business the following records and make these records available to the SEC or any representative of the SEC.

(1) A copy of this and any other Code adopted pursuant to Rule 17j-1 under the 1940 Act and 204A-1 under the Advisers Act, which has been in effect during the past five (5) years must be maintained in an easily accessible place.

(2) A record of any violation of this Code and of any action taken as a result of such violation must be maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which the violation occurred.

(3)         A copy of each report made by an Access Person pursuant to this Code, including any information provided in lieu thereof, must be maintained for at least five (5) years from the end of the fiscal year in which the report was made, the first two (2) years in an easily accessible place.

(4)         A record of all persons who are, or within the past five (5) years have been, required to submit reports under this Code, and a record of all persons who are or were responsible for reviewing reports submitted under this Code, must be maintained in an easily accessible place.

(5)         A copy of each written report prepared pursuant to this Code must be maintained for at least five (5) years after the end of the fiscal year in which the report is made, the first two (2) years in an easily accessible place.

(6)         A record of any decision and the reasons supporting the decision, to approve any transaction in a Security by an Access Person must be maintained for at least five (5) years after the end of the fiscal year in which such approval is granted.